Exhibit 99

Exchange National Bancshares Announces Year 2006 Annual Earnings of $2.59 Per Diluted Share
Jefferson City, MO
February 22, 2007

Exchange National Bancshares, Inc. of Jefferson City, MO (NASDAQ: EXJF) announced today for the year ended December 31, 2006, Exchange National Bancshares, Inc. earned $2.59 per diluted share, up 9.7% from diluted earnings of $2.36 per share a year earlier. Net income for the year ended December 31, 2006 of $10,875,000 increased $960,000 when compared to the year ended 2005.

In commenting on earnings, James E. Smith, Chairman and CEO said, “We had a strong year in 2006. Due to an increase in our net interest margin and in the volume of earning assets, net interest income increased $4,990,000 compared to the same period in 2005. The net interest margin increased from 3.43% for 2004 to 3.50% for 2005 and to 3.85% for 2006.” Mr. Smith added, “Increases in net interest income were accompanied by additional increases in noninterest income of $1,335,000. The income growth was partially offset by a $4,780,000 increase in noninterest expense and a $581,000 increase in income tax expense. The majority of the increases in noninterest income and noninterest expense is attributed to the acquisition of Bank 10. Bank 10 contributed a full year of income and expenses during 2006 compared to eight months in 2005.”

For the year, return on average equity was 10.79% and the return on average assets was 0.95% compared to 10.47% and 0.91%, respectively for 2005.

Comparing December 31, 2006 balances to December 31, 2005, total assets increased a slight 1.4% to $1,142,668,000. Loans net of allowance for loan losses remained stable at $803,297,000, while investment securities increased 5.6% to $189,773,000. Total deposits increased 2.1% to $899,865,000. Subordinated notes remained unchanged at $49,486,000. During the same period, stockholders’ equity increased 8.5% to $104,945,000 or 9.2% of total assets.

Other News

The company is proceeding forward with its strategic planning vision which includes in part, consolidation of its four subsidiary companies into a single organization. During the second quarter of 2007, consolidation of the company’s back-office processes is expected to be complete. Additionally, management anticipates introducing its new branding identity during the second quarter of 2007.

Management is proud of the company’s strong dividend history and while focused on growing the company’s asset footings as well as its branch banking network, no reduction in an already strong dividend rate is anticipated.

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	December 31, 2006	December 31, 2005
Loans, net of allowance
for loan losses	$803,297,381	$804,450,102
Debt and equity securities	189,773,310	179,691,826
Total assets	1,142,667,686	1,126,470,476
Deposits	899,864,734	881,455,206
Stockholders' equity	104,944,590	96,732,865
Year Ended		Year Ended
Statement of income information:	Dec. 31, 2006	Dec. 31, 2005
Total interest income	$71,423,292	$57,340,034
Total interest expense	32,766,408	23,673,590
Net interest income	38,656,884	33,666,444
Provision for loan losses	1,325,733	1,321,612
Noninterest income	8,600,064	7,265,296
Noninterest expense	30,148,143	25,368,150
Income taxes	4,907,867	4,326,700
Net income	10,875,205	9,915,278

About Exchange National Bancshares

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Kansas City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com